SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

3PAR Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

88580F109

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 17 Pages

Exhibit Index Contained on Page 16

CUSIP NO. 88580F109	13 G	Page 2 of 17

1	NAME OF REPORTING PERSONS Worldview Technology Partners IV, L.P. (“WVTP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,138,019 shares; except that Worldview Capital IV, L.P. (“WVC IV”), the general partner of WVTP IV, may be deemed to have sole power to vote these shares, Worldview Equity I, L.L.C. (“WVE I”), the general partner of WVC IV, may be deemed to have sole power to vote these shares, and James Wei (“Wei”), Michael Orsak (“Orsak”) and Susumu Tanaka (“Tanaka”), the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
3,138,019 shares; except that WVC IV, the general partner of WVTP IV, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC IV, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,138,019
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 3 of 17

1	NAME OF REPORTING PERSONS Worldview Technology International IV, L.P. (“WVTI IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
509,804 shares; except that WVC IV, the general partner of WVTI IV, may be deemed to have sole power to vote these shares, WVE I, the general partner of WVC IV, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
509,804 shares; except that WVC IV, the general partner of WVTI IV, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC IV, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 509,804
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 4 of 17

1	NAME OF REPORTING PERSONS Worldview Strategic Partners IV, L.P. (“WVSP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
23,155 shares; except that WVC IV, the general partner of WVSP IV, may be deemed to have sole power to vote these shares, WVE I, the general partner of WVC IV, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
23,155 shares; except that WVC IV, the general partner of WVSP IV, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC IV, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 5 of 17

1	NAME OF REPORTING PERSONS Worldview Capital IV, L.P. (“WVC IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,670,978 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, and 23,155 are directly owned by WVSP IV.  WVC IV, the general partner of WVTP IV, WVTI IV and WVSP IV, may be deemed to have sole power to vote these shares, WVE I, the general partner of WVC IV, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
3,670,978 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, and 23,155 are directly owned by WVSP IV.  WVC IV, the general partner of WVTP IV, WVTI IV and WVSP IV, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC IV, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,670,978
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 6 of 17

1	NAME OF REPORTING PERSONS Worldview Technology Partners II, L.P. (“WVTP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,493,387 shares; except that Worldview Capital II, L.P. (“WVC II”), the general partner of WVTP II, may be deemed to have sole power to vote these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
3,493,387 shares; except that WVC II, the general partner of WVTP II, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,493,387
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 7 of 17

1	NAME OF REPORTING PERSONS Worldview Technology International II, L.P. (“WVTI II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
1,069,404 shares; except that WVC II, the general partner of WVTI II, may be deemed to have sole power to vote these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
1,069,404 shares; except that WVC II, the general partner of WVTI II, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,069,404
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 8 of 17

1	NAME OF REPORTING PERSONS Worldview Strategic Partners II, L.P. (“WVSP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
148,289 shares; except that WVC II, the general partner of WVSP II, may be deemed to have sole power to vote these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
148,289 shares; except that WVC II, the general partner of WVSP II, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 148,289
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 9 of 17

1	NAME OF REPORTING PERSONS Worldview Capital II, L.P. (“WVC II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
4,711,080 shares, of which 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC II, the general partner of WVTP II, WVTI II and WVSP II, may be deemed to have sole power to vote these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
4,711,080 shares, of which 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC II, the general partner of WVTP II, WVTI II and WVSP II, may be deemed to have sole power to dispose of these shares, WVE I, the general partner of WVC II, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,711,080
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 88580F109	13 G	Page 10 of 17

1	NAME OF REPORTING PERSONS Worldview Equity I, L.L.C..
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV, the general partner of WVTP IV, WVTI IV and WVSP IV, may be deemed to have sole power to vote 3,670,978 of these shares, and WVC II, the general partner of WVTP II, WVTI II and WVSP II, may be deemed to have sole power to vote 4,711,080 of these shares.  WVE I, the general partner of WVC IV and WVC II, may be deemed to have sole power to vote these shares, and Wei, Orsak and Tanaka, the  members of WVE I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV, the general partner of WVTP IV, WVTI IV and WVSP IV, may be deemed to have sole power to dispose of 3,670,978 of these shares, and WVC II, the general partner of WVTP II, WVTI II and WVSP II, may be deemed to have sole power to dispose of 4,711,080 of these shares.  WVE I, the general partner of WVC IV and WVC II, may be deemed to have sole power to dispose of these shares, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,382,058
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 88580F109	13 G	Page 11 of 17

1	NAME OF REPORTING PERSONS James Wei (“Wei”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canadian Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,937 Shares.
6

SHARED VOTING POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV, WVC II is the general partner of WVTP II, WVTI II and WVSP II, and WVE I is the general partner of WVC II and WVC IV.  Wei, a member of WVE I, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 10,937 Shares.
8

SHARED DISPOSITIVE POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV, WVC II is the general partner of WVTP II, WVTI II and WVSP II, and WVE I is the general partner of WVC II and WVC IV.  Wei, a member of WVE I, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,392,995
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 88580F109	13 G	Page 12 of 17

1	NAME OF REPORTING PERSONS Michael Orsak (“Orsak”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares.
6

SHARED VOTING POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV, WVC II is the general partner of WVTP II, WVTI II and WVSP II, and WVE I is the general partner of WVC II and WVC IV.  Orsak, a member of WVE I, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares.
8

SHARED DISPOSITIVE POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV, WVC II is the general partner of WVTP II, WVTI II and WVSP II, and WVE I is the general partner of WVC II and WVC IV.  Orsak, a member of WVE I, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,382,058
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.7%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 88580F109	13 G	Page 13 of 17

1	NAME OF REPORTING PERSONS Susumu Tanaka (“Tanaka”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Japanese Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares.
6

SHARED VOTING POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV, WVC II is the general partner of WVTP II, WVTI II and WVSP II, and WVE I is the general partner of WVC II and WVC IV.  Tanaka, a member of WVE I, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares.
8

SHARED DISPOSITIVE POWER
8,382,058 shares, of which 3,138,019 are directly owned by WVTP IV, 509,804 are directly owned by WVTI IV, 23,155 are directly owned by WVSP IV, 3,493,387 shares are directly owned by WVTP II, 1,069,404 shares are directly owned by WVTI II, and 148,289 shares are directly owned by WVSP II.  WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV, WVC II is the general partner of WVTP II, WVTI II and WVSP II, and WVE I is the general partner of WVC II and WVC IV.  Tanaka, a member of WVE I, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,382,058
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.7%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 88580F109	13 G	Page 14 of 17

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Worldview Technology Partners IV, L.P., a Delaware limited partnership (“WVTP IV”), Worldview Technology International IV, L.P., a Delaware limited partnership (“WVTI IV”), Worldview Strategic Partners IV, L.P., a Delaware limited partnership (“WVSP IV”), Worldview Capital IV, L.P., a Delaware limited partnership (“WVC IV”), Worldview Technology Partners II, L.P., a Delaware limited partnership (“WVTP II”), Worldview Technology International II, L.P., a Delaware limited partnership (“WVTI II”), Worldview Strategic Partners II, L.P., a Delaware limited partnership (“WVSP II”), Worldview Capital II, L.P., a Delaware limited partnership (“WVC II”), Worldview Equity I, L.L.C., a Delaware limited liability company (“WVE I”), James Wei (“Wei”), Michael Orsak (“Orsak”) and Susumu Tanaka (“Tanaka”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”  Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.

OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of December 31, 2008.

(a)

Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP NO. 88580F109	13 G	Page 15 of 17

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2009

JAMES WEI

/s/ James Wei

Individually, and on behalf of WVTP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTP IV, on behalf of WVTI IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTI IV, on behalf of WVSP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVSP IV, on behalf of WVC IV, in his capacity as a member of WVE I, the general partner of WVC IV, and on behalf of WVE I in his capacity as a member thereof; and on behalf of WVTP II, in his capacity as a member of WVE I, the general partner of WVC II, the general partner of WVTP II, on behalf of WVTI II, in his capacity as a member of WVE I, the general partner of WVC II, the general partner of WVTI II, on behalf of WVSP II, in his capacity as a member of WVE I, the general partner of WVC II, the general partner of WVSP II, on behalf of WVC II, in his capacity as a member of WVE I, the general partner of WVC II, and on behalf of WVE I in his capacity as a member thereof.

MICHAEL ORSAK

/s/ Michael Orsak

Michael Orsak

SUSUMU TANAKA

/s/ Susumu Tanaka

Susumu Tanaka

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 88580F109	13 G	Page 16 of 17

EXHIBIT INDEX

Found on Sequentially Numbered Page
Exhibit
Exhibit A: Agreement of Joint Filing	17

CUSIP NO. 88580F109	13 G	Page 17 of 17

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating the Common Stock of 3PAR, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.